EXHIBIT 10.1

SUMMARY OF 2009 CASH INCENTIVE AWARDS

The 2009 Cash Incentive Awards are based on the following threshold, target and maximum performance goals for fiscal year 2009 and the weighting set forth next to the goals (Cano Petroleum, Inc. (“Cano”) notes that these goals are part of Cano’s incentive program and do not correspond to any financial or performance guidance that Cano has provided or will provide and should not be considered as statements of Cano’s expectations or estimates):

	Performance Goals
Performance Measure	Threshold	Target	Maximum	Weighting
Company Goals
Production*	1,212 BOEPD	1,346 BOEPD	1,616 BOEPD	55%
Proved Developed Producing Reserves	11,400 MBOE	12,667 MBOE	15,200 MBOE	15%
EBITDA	$13,155,000	$14,617,000	$17,540,000	15%
Finding & Development Costs	$24.87 per BOE	$22.38 per BOE	$18.65 per BOE	15%

*Average daily production for fiscal year 2009.

Cano calculates EBITDA as earnings before interest, taxes, depreciation and amortization.

The 2009 Cash Incentive Awards potential payout levels based on meeting the specified level of each of the performance goals for the 2009 Cash Incentive Awards performance goals for each executive officer are set forth below:

			2009 Bonus Payout
	Base Salary	Target Bonus (% of Salary)	Threshold (50% of Target)	Target	Maximum (150% of Target)
S. Jeffrey Johnson	$509,480	75%	$191,055	$382,110	$573,165
Benjamin Daitch	$250,000	75%	$93,750	$187,500	$281,250
Patrick McKinney	$250,000	75%	$93,750	$187,500	$281,250
Michael J. Ricketts	$187,000	50%	$46,750	$93,500	$140,250
Phillip Feiner	$170,000	50%	$42,500	$85,000	$127,500